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                                                                       Exhibit j

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference made to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the inclusion of our report dated December 3, 1999, on ING Internet Fund, ING Money Market Fund, ING Intermediate Bond Fund, ING High Yield Bond Fund, ING International Bond Fund, ING Large Cap Growth Fund, ING Growth and Income Fund, ING Mid Cap Growth Fund, ING Small Cap Growth Fund, ING Global Brand Names Fund, ING International Equity Fund, ING European Equity Fund, ING Tax Efficient Equity Fund, ING Focus Fund and ING Global Information Technology Fund (fifteen of the portfolios constituting ING Funds Trust) in this Registration Statement (Form N-1A No. 333-59745 and 811-08895) of ING Funds Trust.




                                                        /s/ERNST & YOUNG LLP


New York, New York
November 6, 2000